CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Post-Effective Amendment No. 49 to the Registration Statement (Form N-1A No. 333-62270) under the Securities Act of 1933 and related Prospectus and Statement of Additional Information of the Henderson Global Funds (comprising the Henderson Global Leaders Fund and Japan Focus Fund) and to the incorporation by reference therein of our report dated September 24, 2010 with respect to the financial statements of the Henderson Global Funds included in its Annual Reports for the period ended July 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
May 26, 2011